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INDUSTRIAL SCIENTIFIC                                               NEWS RELEASE
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       CORPORATION             1001 Oakdale Road        Phone 412-788-4353
                               Oakdale, PA 15701-1500   1-800-DETECTS (338-3287)
                               USA                      Fax 412-788-8353
                                                        http://www.indsci.com



Date:    November 11, 1998

Release:  Immediate

Contact:  James P. Hart, Vice President Finance
          Chief Financial Officer
          412-490-1843


                  INDUSTRIAL SCIENTIFIC CORPORATION ANNOUNCES
             FOURTH QUARTER DIVIDEND OF FIVE CENTS ($.05) PER SHARE

PITTSBURGH, PA -- Industrial Scientific Corporation (NASDAQ/NM symbol: ISCX) today announced that the Board of Directors declared a dividend of Five Cents a share ($.05) payable on December 1, 1998, to stockholders on record as of November 23, 1998.

Headquartered in Oakdale, Pennsylvania, Industrial Scientific Corporation designs, manufactures and sells gas monitoring instruments, systems and other technical products for the preservation of life and property.


                             O U R  M I S S I O N
Design-Manufacture-Sell: The highest quality products for the preservation of life and property
                   Provide: Best customer service available